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                                                                    EXHIBIT 10.6

                        ADMINISTRATIVE SERVICES AGREEMENT


         This Administrative Services Agreement (the "Agreement") is made and entered into as of this ___ day of _________________ by and between Griffith Laboratories International, Inc., including its subsidiaries and affiliates (hereinafter collectively referred to as "GLI"), located at 1 Griffith Center, Alsip, IL 60803-3495 and Griffith Micro Science International, Inc. (hereinafter referred to as "GMS"), located at 2001 Spring Road, Oak Brook, IL 60523-1887.


                                   WITNESSETH

         WHEREAS, GLI possesses extensive expertise and resources in assisting the provision, marketing and sale of sterilization services, including but not limited to the areas of operations, information systems, finance, treasury, legal, human resources, insurance and risk management, general and strategic management and administration and other services as hereinafter described (hereinafter referred to as the "Services"); and

         WHEREAS, GMS, on behalf of itself and its subsidiaries and affiliates (collectively, the "GMS Group"), desires to obtain from GLI its expertise with respect to the Services in order to enhance its efficiency, productivity and profitability; and

         WHEREAS, GLI is willing to make the Services available to the GMS Group on the terms and conditions stated herein.

         NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.       Services

         GMS shall consult with GLI in advance of engaging the performance of any Services described hereunder which relate to finance and accounting, legal, treasury and risk management so that the parties may determine the most effective means of providing such Services, whether by GLI or otherwise.


         Subject to the terms and conditions of this Agreement, during the term of this Agreement and upon the request of the GMS Group, GLI hereby agrees to provide the following Services to the GMS Group:

         a.       Office of the Executive Vice President

                  GLI agrees that it has or will on behalf of the GMS Group:

                  i) Review and approve business deals, contracts and transactions of the GMS Group which would normally require such level of

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                           review and approval or if the GMS Group requests such
                           review; and

                  ii) Provide where necessary any other assistance normally required of senior executive talent.


         b.       Systems and Procedures

                  GLI shall provide systems and procedures for the GMS Group with respect to accounting, data processing, payroll, employee benefits and human resources. GLI further agrees to provide assistance in establishing, maintaining and explaining such systems and procedures, if so requested by the GMS Group.

         c.       Information Systems

                  GLI shall provide the information and communication system services to support the operating system software, hardware, database management programs, application software and local area network services required for the finance accounting systems, human resource systems and any other applications mutually agreed to by the parties.

         d.       Finance and Accounting


                  GLI shall provide services to the GMS Group with respect to accounting, financial reporting, forecasting and analysis for internal and external business needs. Such services shall include, but not be limited to, processing accounting transactions; preparing and distributing various accounting reports to GMS; providing research and consulting assistance regarding GMS's external and internal reporting matters; making available to GMS personnel Hyperion reporting/accounting systems; providing tax accounting services, as described in the Tax Matters Agreement entered into by GMS and Griffith Laboratories, Inc. as of ___________ _____ and assisting with the GMS quarterly reviews and year-end audits performed by GMS's independent outside accountants. GLI shall also provide assistance in establishing credit management guidelines, accounts receivable management, assisting in the formation of strategic plans and annual budgets, review and approval of capital projects and lease agreements, establishing finance related policies and procedures, and other financial evaluations and services as requested by the GMS Group in the conduct of its business.


         e.       Treasury

                  GLI shall provide coordination and assistance with respect to cash


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                  management, currency exposure and risk analysis, banking
                  relationships and advisory services, both local and centralized, and arrange for appropriate financing, including without limitation the establishment of current and/or long-term financing and, at the request of the GMS Group, will assist the GMS Group in negotiations for other financial services. If requested by GMS, GLI may also, at its sole option and discretion, provide guaranties of certain of the GMS Group's obligations to third parties, for which GLI may charge a separate fee, as provided for in Section 2 hereof.

         f.       Legal

                  GLI shall arrange for legal advice on matters of special concern to the GMS Group and/or of common concern to the GMS Group and GLI including, but not limited to assistance in litigation, acquisitions, joint venture formations, start-up operations, stock offerings, financing, preparation and review of contracts, real estate matters (including, but not limited to negotiation of leases), patents, trademarks and other intellectual property matters and other matters requiring legal advice. GLI will also assist with the retention and management of outside counsel for the GMS Group, and will assist in the assessment of the applicability and subsequent compliance with the laws, rules and regulations of the various authorities which have jurisdiction over the GMS Group.

         g.       Insurance and Risk Management

                  GLI shall provide advice and assistance to the GMS Group in evaluating and controlling risks and in obtaining and administering liability, property, casualty and employee-based insurance coverages. GLI shall also provide assistance to the GMS Group in obtaining, where necessary, directors' and officers', surety, business interruption, theft and general corporate insurance coverage and any other types of insurance coverage required or otherwise deemed necessary. GLI will also make its risk management staff available for managing relations with insurers, insurance brokers and claims processing.

         h.       Taxation

                  In order to ensure compliance with tax laws, GLI shall provide advice and assistance with regard to United States federal, state, and local tax issues which may be encountered by GMS and its subsidiaries, including, without limitation tax planning and research, tax return preparation, financial statement tax provision and related accounts calculations and coordination with outside advisors. GLI shall also provide representation services to the GMS Group with respect to tax matters and issues raised by

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                  such United States tax authorities.

         i.       Traffic, Shipping and Receiving

                  GLI will provide the GMS Group with transportation support services, including but not limited to the negotiation of carrier rates and services, and advising on special routings, claims handling, freight bill payment and dedicated contract carriage.

         j.       Human Resources and Employee Benefits

                  GLI will provide advice and assistance to the GMS Group with respect to human resource services relating to establishing and maintaining employee health and welfare benefit plans, including, but not limited to selection of plans and reporting requirements; establishing and monitoring employment related hiring and dismissal policies and procedures; establishing employee performance appraisal and compensation policies and procedures and monitoring employee training, education and counseling programs and special events planning. GLI will also provide advice and assistance in staff recruitment and training for GMS Group employees, as reasonably requested by GMS. In addition, GLI shall provide management assistance to the GMS Group in connection with employee evaluations and performance reviews and recommend compensation along with the review of employee benefits. GLI will also provide payroll and employee benefit processing and all related payroll and employee benefit record keeping to GMS and its domestic, Canadian and Mexican subsidiaries.

         k.       Strategic Planning

                  GLI shall provide management services to the GMS Group concerning strategic planning related to organizational structure, strategies and goals, human resources, technical exchange, customer and product categories, investments and financial evaluations and other related services.

2.       Basic and Guaranty Fees

         As compensation for the Services rendered under this Agreement, GLI will charge, and GMS hereby agrees to pay, at the times and in the manner described below, a service fee (hereinafter referred to as the "Basic Fee").

         The amount of the Basic Fee payable by GMS to GLI shall be based upon a pro-rata share of the estimated cost of providing the Services which shall include direct and indirect overhead costs, including, without limitation salaries, benefits and other administrative costs incurred by GLI in connection with the provision of

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         the Services. The pro-rata share shall be determined by the percentage of time spent by individuals in each cost center of GLI on the services provided to the GMS Group applied to the total expenses associated with such individuals (including but not limited to direct and indirect overhead costs), plus any charges for additional costs directly associated with such services, including but not limited to, charges incurred by GLI for travel and other direct costs. Except as otherwise specifically set forth in this Agreement, all third party costs associated with the performance of the Services, including but not limited to professional fees and registration and other filing or administrative fees, shall be at the expense of and paid directly by GMS.

         The Basic Fee shall be invoiced to GMS by GLI on a quarterly basis. The Basic Fee shall be payable in U.S. dollars at GLI's normal place of business in Alsip, Illinois or at such other location that may be specified by GLI.

         For guaranties provided under Section 1.e. of this Agreement, GMS agrees to pay GLI quarterly fees of (a) 0.25% (annual rate) of the (i) daily average amount of the outstanding debt under any loan agreements or other debt instruments guaranteed by GLI and (ii) annual average amount remaining to be paid by GMS under any leases or other payment obligations guaranteed by GLI; and (b) with respect to any other indemnification and performance obligations guaranteed by GLI, 0.25% (annual rate) of the daily average of the lesser of (i) the maximum amount payable by GMS under such indemnity or performance obligation and (ii) the amount of proceeds received by GMS in the related transaction. Any fee payable under this Section ceases to be payable when GMS is no longer legally required to make any such indemnification or performance payment.

         In addition to the Basic Fee and the guaranty fees described above, GMS shall be responsible for all taxes, including without limitation any sales, use and value-added taxes (but excluding any tax based upon the net income of GLI) if imposed by any government or governmental authority as a result of the services rendered or the fees paid hereunder.

3.       Term


         The Initial Period of this Agreement will commence on the date first above written and end on the fifth anniversary thereof. After the Initial Period, this Agreement will be extended automatically for annual periods, unless either of the parties terminates the Agreement on written notice to the other party provided not less than six months prior to the renewal date. Notwithstanding the foregoing, this Agreement may be terminated: (i) at any time upon the mutual agreement of both parties; or (ii) in GLI's sole discretion in the event GLI's direct or indirect ownership of GMS stock is or becomes less than 20.1% of the outstanding stock of the company. In the case of


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         a termination, GMS will be liable for all charges for Services provided through the effective date of termination.

4.       Standard of Care:  Waiver of Claims Against GLI

         a. In performing the Services under this Agreement, GLI shall at all times act in good faith and in a manner which it believes to be in or not opposed to the best interest of GMS.

         b. Any input or information needed by GLI to perform the Services pursuant to the provisions of this Agreement shall be provided by GMS or its subsidiaries or affiliates, as the case may be, in a manner consistent with the practices employed by the parties during the year prior to the execution of this Agreement. Should the failure to provide such input or information render the performance of the Services impossible or unreasonably difficult, GLI may, upon reasonable notice to GMS, refuse to provide such Services.

         c. GMS acknowledges that GLI shall be obligated to provide the Services only with respect to the business (including, without limitation, joint ventures and partnerships) of the GMS Group as such business exists as of the execution of this Agreement or as otherwise mutually agreed by the parties. GLI shall have no obligation to provide Services to or for the benefit of any entity other than the GMS Group. The GMS Group agrees that it will use the Services only in accordance with all applicable federal, provincial, state and local laws, regulations and tariffs, and in accordance with reasonable conditions, rules, regulations and specifications which are or may be set forth in any manuals, materials, documents or instructions of GLI. The parties hereto each reserve the right to take all actions, including, without limitation, the termination of any Services, in order to assure that the Services are provided in accordance with any applicable laws, regulations and tariffs.

         d. Notwithstanding anything to the contrary contained in this Agreement or provided by law, to the maximum extent permitted by law, the GMS Group hereby unconditionally and irrevocably waives all claims and causes of action against GLI (and its parents, affiliates and their shareholders, officers, directors and employees), of every kind and character, including without limitation claims and causes of action for loss of or injury to business or property, caused by or deriving from any act or omission of GLI (or its shareholders, officers, directors or employees) under this Agreement, including, but not limited to acts and omissions constituting negligence or gross negligence, except for such acts or omissions of GLI made or omitted in bad faith.

         e. GMS shall indemnify and hold GLI (and its parents, affiliates and their shareholders, officers, directors and employees) harmless from and against

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                  any losses, liabilities, claims, damages, obligations,
                  payments, costs and expenses which may be asserted against GLI (and its parents, affiliates and their shareholders, officers, directors and employees) by any third party by reason or as a result of any acts or omissions of GLI in connection with the Services provided under this Agreement, except for claims arising out of the negligence of GLI in connection with, or related to the Services provided under this Agreement.

5.       Confidentiality of Information

         All Confidential Information (as hereinafter defined) disclosed by any of the parties to any other party hereunder is confidential and proprietary to such disclosing party. Confidential Information furnished by any of the parties to any other in connection with this Agreement (or previously disclosed prior to execution of this Agreement) and the transactions contemplated hereby will be kept in confidence by such other party, including its affiliates or subsidiaries, in accordance with its policies for maintaining the confidence of its own information of similar content. The term "Confidential Information" shall mean and include: (i) all trade secrets and other confidential business information learned in the course of performance by any party of its obligations hereunder, and
         (ii) any information, data, software or computer programs which are disclosed by any party to the other party under or in contemplation of this Agreement. Confidential Information may be either the property of the disclosing party or information provided to the disclosing party by a corporate affiliate of the disclosing party or by a third party. Notwithstanding the foregoing, the term "Confidential Information" shall not include information which: (i) is already known to such other party when received (except for information previously disclosed which the parties have identified as Confidential Information and subject to the confidentiality requirements of this Agreement), (ii) thereafter becomes generally obtainable by a party other than as a result of an unauthorized disclosure by the party taking advantage of this clause,
         (iii) is required by law, regulation or court order to be disclosed by such party, provided that in the case of this clause, prior notice of such disclosure has been given to the party which furnished such information, when legally permissible, and that such other party which is required to make the disclosure uses its best efforts to provide sufficient notice to permit the party which furnished such information to take legal action to prevent the disclosure, or (iv) is reasonably necessary, in the opinion of counsel, to be disclosed in the context of a legal proceeding or regulatory investigation provided that prior notice shall be given to the party which furnished the information. This Section 5 shall survive any termination of this Agreement for five
         (5) years.

6.       Conflict Resolution

         Any dispute, controversy or claim relating to this Agreement (a "Dispute") shall initially be referred to the officers of each of the parties to the Dispute. In the event the officers cannot come to an agreement on a particular Dispute, then the

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         matter shall be submitted to the respective Chief Executive Officers and General Counsel ("Designated Officers") of the parties to the Dispute. The Designated Officers of each party then shall investigate and evaluate the Dispute. The parties agree to cooperate in this process by exchanging relevant information unless such information is privileged. The Designated Officers or their respective designees shall meet as appropriate to, in good faith, resolve the Dispute. If the Designated Officers are unable to resolve the Dispute within sixty (60) days of submission, the Dispute will be submitted to arbitration. The arbitrators shall be appointed as follows: GLI and GMS shall each appoint one arbitrator; the two arbitrators thus appointed shall choose the third arbitrator, who shall act as the presiding arbitrator of the tribunal. The parties agree that all arbitrations shall be governed by the Rules of Commercial Arbitration of the American Arbitration Association; that such arbitrations shall take place in Chicago, Illinois, or such other location as may be mutually agreed upon by the parties; and that the result of such arbitration shall be binding upon the parties, and may be entered as a judgment in any court or tribunal with jurisdiction over any party with the same force and effect as a judgment rendered by such court or tribunal.

7.       Notices

         All communications to any party hereunder shall be in writing and shall be delivered in person or sent by facsimile, telegram, telex, by registered or certified mail (postage prepaid, return receipt requested) or by reputable overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7) (and shall be deemed to have been given as of the date so delivered or sent):

         if to GLI, to:

                  Griffith Laboratories International, Inc.
                  1 Griffith Center
                  Alsip, Illinois  60803-3495
                  Attn.:  Chief Financial Officer



         if to the GMS Group, to:

                  Griffith Micro Science International, Inc.
                  2001 Spring Road, Suite 500
                  Oak Brook, Illinois  60523-1887
                  Attn.:  Chief Financial Officer

8.       Independent Contractors

         The parties shall operate as, and have the status of, independent contractors with respect to the Services described hereunder and shall not act as or be an agent, partner, co-venturer or employee of the other party. Neither party shall have any

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         right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.


9.       Additional Actions and Documents

         Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

10.      No Third Party Benefits

         Nothing contained in this Agreement, express or implied, shall grant to or confer upon any person or entity other than the parties hereto any rights or remedies whatsoever.

11.      Successors and Assigns

         The rights and obligations of the parties hereto under this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns. GLI hereby expressly reserves the right to assign or delegate to any third party its rights or obligations hereunder, which assignment or delegation may be affected without notice to GMS; provided, however, that if GLI assigns to a third party its rights to receive payments of the Basic Fee, then GLI shall notify GMS of such assignment sufficiently prior thereto to allow GMS to make payments of the Basic Fee in a timely manner.

12.      Entire Agreement

         This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof.

13.      Governing Law

         The validity, construction, interpretation and enforcement of this Agreement, or any breach thereof, shall be governed by the laws of the State of Illinois.

14.      Amendment

         This Agreement may be modified or amended only upon the mutual written agreement of the parties hereto.

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